Exhibit 23.5

Consent of Independent Auditor

We hereby consent to the incorporation by reference of our report dated February 15, 2024 on the consolidated financial statements of Gemino Healthcare Finance, LLC, which report appears in the annual report on Form 10-K of SLR Investment Corp. dated February 27, 2024, in the Registration Statement on Form N-2 (No. 333-255662) of SLR Investment Corp.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania

February 27, 2024